Exhibit 99.1

Macatawa Bank Corporation
10753 Macatawa Drive
Holland, MI 49424

For Immediate Release	Contact: Phil Koning President & CEO, Macatawa Bank, 616.820.1429 Or Jon Swets Chief Financial Officer, Macatawa Bank, 616.494.7645

Macatawa Bank Makes Q4 Provisions for Residential Development Loans
Bank Remains “Well-Capitalized” Under Federal Requirements

Holland, Michigan, December 18, 2007 – Macatawa Bank Corp. (NASDAQ: MCBC) announced today that it has made extra provisions in the fourth quarter for losses related primarily to its loans to residential developers.

The Holland, Michigan-based community bank has increased its provision for loan losses by $9.5 million in December to address risks associated with these loans, which comprise a narrow slice of its total loan portfolio.

When the Company reports its financial results for the 2007 fourth-quarter and year-end, the additional charge will result in a decrease in earnings of approximately $6.2 million on an after-tax basis, or $0.36 per diluted share.

After the fourth-quarter charge, Macatawa Bank will still be “well-capitalized” under federal regulatory capital requirements.

“While we are disappointed to announce extra loan loss provisions, it is fiscally prudent to do so at this juncture,” said Chairman and CEO Ben Smith. “Property values have continued to decline throughout the nation and in West Michigan, especially in the type of properties held by residential developers.

“In servicing their debt, many of these borrowers have exhausted their payment sources in recent months, which has led us to make these extra loan-loss provisions.

“Despite this set-aside, Macatawa Bank remains a well-capitalized financial institution with a strong financial foundation and a solid balance sheet.”

Within the Bank’s portfolio, loans secured by developed residential land amount to approximately $120 million. Of this amount $44 million have been identified as impaired loans. The remaining loans, representing two-thirds of this portfolio, are paying as agreed, and management believes they have sufficient collateral values relative to loan balances and display ability to service the debt for the foreseeable future. Further, management believes the additional December provision reflects the level of losses that currently exist within the Bank’s portfolio. Management will continue to monitor the performance of its portfolio and will react to conditions as they develop.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Bank Mortgage Company. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. Services include commercial, consumer and real estate financing; business and personal deposit services; ATMs and Internet banking services; trust and employee benefit plan services and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

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Member FDIC

"CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”